Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS 2009 FIRST QUARTER RESULTS
THE WOODLANDS, TX — APRIL 30, 2009 — Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2009. Total revenues were $126.9 million for the first quarter of 2009 compared to $194.7 million for the first quarter of 2008. The Company reported a net loss of $12.0 million, or $0.14 loss per share, for the first quarter of 2009 compared to net income of $11.4 million, or $0.13 per diluted share, in the first quarter of 2008.
Operating results in the first quarter of 2009 included pre-tax employee termination and related charges of $2.6 million ($1.7 million after-tax) associated with North American workforce reductions. In addition, the effective tax rate for the first quarter 2009, which had a pre-tax loss of $14.5 million, was 17%, resulting in a benefit from income taxes of $2.5 million, compared to an effective tax rate of 33% in the first quarter of 2008. The low effective tax rate in the first quarter of 2009 is primarily due to the write-off of a previously recognized net operating loss carryforward tax asset in Canada, along with losses generated in certain foreign countries during the quarter, for which the recording of a tax benefit is not permitted.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “Our first quarter results were negatively impacted by the sharp decline in North American drilling activity, driven by the decline in natural gas prices. In response to these lower levels of activity, we initiated further cost cutting programs during the first quarter of 2009 to reduce headcount and operating costs. Since the beginning of 2009, we have reduced our North American headcount by 28%. However, the benefits of the cost reduction initiatives had less impact on our first quarter results due to the timing of the actions, along with employee termination costs related to the headcount reductions. Having taken steps to right-size the business during this period, we believe our cost structure is now better aligned with current revenue levels. Internationally, our business performed better during the quarter and our business in Brazil, which is tied to deepwater offshore production, is expected to perform well in 2009.

“The first quarter loss was further negatively impacted by the unusually low tax rate, which served to increase our net loss by $0.03 per share. Despite the operational challenges, we were still able to reduce our total debt by $25 million during the quarter,” concluded Howes.
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $106.6 million and an operating loss of $5.6 million in the first quarter of 2009 compared to revenues of $157.2 million and operating income of $21.1 million during the first quarter of 2008. The decline in revenues was due to a substantially lower U.S. rig count in the first quarter compared to the same period a year ago. North American revenues decreased 39% compared to the first quarter of 2008. Mediterranean revenues declined 11%, primarily due to the strengthening U.S. dollar as international revenue levels remained relatively stable in local currency terms. Revenues from Brazil increased in the first quarter due to the ramp-up in activity from 2008 contract agreements. The decline in operating income in this segment is primarily the result of the rapid decline in U.S. drilling activity and severe pricing pressures.
The Mats and Integrated Services segment generated revenues of $8.9 million and an operating loss of $3.4 million in the first quarter of 2009 compared to revenues of $21.3 million and an operating profit of $0.1 million in the first quarter of 2008. The decline in revenues is primarily attributable to weakness in the Gulf Coast region as revenues in the Rocky Mountain market remained relatively stable compared to the prior year quarter.
The Environmental Services segment, which is now back in continuing operations, generated revenues of $11.5 million and operating income of $1.2 million, reflecting a 10.1% operating margin, in the first quarter of 2009. This compares to revenues of $16.3 million and operating income of $4.2 million, reflecting a 26.0% operating margin in the first quarter of 2008. The decline in revenues in this segment is primarily due to the decline in Gulf Coast rig activity, somewhat offset by changes in sales mix and price increases.

CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, May 1, 2009 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (303) 205-0033 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 8, 2009 and may be accessed by dialing (303) 590-3000 and using pass code 11129131#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world; continued compliance with our debt covenants; the investigation of certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products and services. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended
(Unaudited)	March 31,
(In thousands, except per share data)	2009	2008

Revenues	$126,938	$194,736

Cost of revenues	123,512	155,120

Gross profit	3,426	39,616

Selling, general and administrative expenses	16,230	19,191
Other income, net	(25)	(189)

Operating (loss) income	(12,779)	20,614

Foreign currency exchange loss	29	296
Interest expense, net	1,650	3,227

(Loss) income from continuing operations before income taxes	(14,458)	17,091
Provision for income taxes	(2,454)	5,695

(Loss) income from continuing operations	(12,004)	11,396
Loss from discontinued operations, net of tax	—	(45)

Net (loss) income	$(12,004)	$11,351

Basic weighted average common shares outstanding	88,323	90,099
Diluted weighted average common shares outstanding	88,323	90,332

(Loss) income per common share — basic and diluted:
(Loss) income from continuing operations	$(0.14)	$0.13
Loss from discontinued operations	—	—

Net (loss) income per common share	$(0.14)	$0.13

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)		Three Months Ended
(In thousands)	March 31, 2009	December 31, 2008	March 31, 2008

Revenues
Fluids systems and engineering	$106,588	$190,968	$157,216
Mats and integrated services	8,863	20,906	21,251
Environmental services	11,487	15,059	16,269

Total revenues	$126,938	$226,933	$194,736

Operating (loss) income
Fluids systems and engineering	$(5,574)	$22,437	$21,107
Mats and integrated services	(3,414)	(1,752)	51
Environmental services	1,157	427	4,237
Corporate office	(4,948)	(6,486)	(4,781)

Operating (loss) income	$(12,779)	$14,626	$20,614

Segment operating margin
Fluids systems and engineering	(5.2%)	11.7%	13.4%
Mats and integrated services	(38.5%)	(8.4%)	0.2%
Environmental services	10.1%	2.8%	26.0%

Newpark Resources, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except share data)	2009	2008
	(Unaudited)

ASSETS
Cash and cash equivalents	$9,309	$8,252
Receivables, net	134,310	211,366
Inventories	142,423	149,304
Deferred tax asset	18,004	22,809
Prepaid expenses and other current assets	9,074	11,062

Total current assets	313,120	402,793

Property, plant and equipment, net	227,710	226,627
Goodwill	59,614	60,268
Deferred tax asset, net	176	707
Other intangible assets, net	18,090	18,940
Other assets	4,011	4,344

Total assets	$622,721	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$8,775	$11,302
Current maturities of long-term debt	10,513	10,391
Accounts payable	57,639	89,018
Accrued liabilities	29,002	38,946

Total current liabilities	105,929	149,657

Long-term debt, less current portion	143,967	166,461
Deferred tax liability	7,074	15,979
Other noncurrent liabilities	2,589	3,700

Total liabilities	259,559	335,797

Common stock, $0.01 par value, 100,000,000 shares authorized 91,387,536 and 91,139,966 shares issued, respectively	914	911
Paid-in capital	457,540	457,012
Accumulated other comprehensive (loss) income	(1,749)	1,296
Retained deficit	(78,091)	(66,087)
Treasury stock, at cost; 2,730,503 and 2,646,409 shares, respectively	(15,452)	(15,250)

Total stockholders’ equity	363,162	377,882

Total liabilities and stockholders’ equity	$622,721	$713,679

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited)	March 31,
(In thousands)	2009	2008

Cash flows from operating activities:
Net (loss) income	$(12,004)	$11,351
Adjustments to reconcile net income (loss) to net cash provided by operations:
Net loss from discontinued operations	—	45
Depreciation and amortization	6,927	7,024
Stock-based compensation expense	427	1,656
Provision for deferred income taxes	(3,596)	4,808
Provision for doubtful accounts	587	660
Gain on sale of assets	(224)	(16)
Change in assets and liabilities:
Decrease (increase) in receivables	74,374	(27,024)
Decrease (increase) in inventories	5,520	(11,271)
Decrease in other assets	2,543	1,840
Decrease in accounts payable	(30,958)	(540)
(Decrease) increase in accrued liabilities and other	(10,558)	1,961

Net operating activities of continuing operations	33,038	(9,506)
Net operating activities of discontinued operations	—	1,978

Net cash provided by (used in) operating activities	33,038	(7,528)

Cash flows from investing activities:
Capital expenditures	(7,540)	(5,809)
Proceeds from sale of property, plant and equipment	533	16

Net cash used in investing activities	(7,007)	(5,793)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(24,957)	22,401
Principal payments on notes payable and long-term debt	(96)	(592)
Long-term borrowings	740	—
Proceeds from employee stock plans	103	—
Purchase of treasury stock	(202)	(3,197)

Net financing activities of continuing operations	(24,412)	18,612
Net financing activities of discontinued operations	—	(52)

Net cash (used in) provided by financing activities	(24,412)	18,560

Effect of exchange rate changes on cash	(562)	(2,230)

Net increase (decrease) in cash and cash equivalents	1,057	3,009
Cash and cash equivalents at beginning of period	8,252	5,741

Cash and cash equivalents at end of period	$9,309	$8,750

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